Exhibit 99.1

New York | Andrew Gully / Jennifer Park | | Andrew.Gully@Sothebys.com | Jennifer.Park@Sothebys.com | +1 212 606 7176

SOTHEBY’S ADOPTS SHAREHOLDER RIGHTS PLAN WITH SHAREHOLDER PROTECTIONS

Rights Plan Will Expire In One Year Unless Ratified By Shareholders; Does Not Apply to Qualifying Offer Made For All Shares That Treats All Shareholders Equally

NEW YORK, 4 October, 2013 - The Board of Directors of Sotheby’s (NYSE: BID) today adopted a shareholder rights plan and declared a dividend distribution of one preferred share purchase right on each outstanding share of the Company’s common stock.

The Board adopted the rights plan in response to the recent rapid accumulations of significant portions of Sotheby’s outstanding common stock, including through the use of derivatives.  It is intended to protect Sotheby’s and its shareholders from efforts to obtain control that are inconsistent with the best interests of the Company and its shareholders.  The rights plan provides several recognized shareholder protections:

●	expires automatically in 12 months unless approved by shareholders (in which case it will expire in three years);

●	has an exception for offers made for all shares of the Company that treat all shareholders equally and that result in the bidder owning a majority of the Company’s shares after 100 days;

●	guards against coercive tactics to gain control without paying all shareholders a premium for that control; and

●	facilitates the ability of all shareholders to realize the full long-term value of their investment in the Company.

Bill Ruprecht, Sotheby’s Chairman and CEO, said:  “This action is designed to protect the interests of all of our shareholders.  We look forward to continuing to engage in constructive dialogue with our investors regarding our plans for the business, our comprehensive capital allocation and financial review currently underway and avenues for enhancing and delivering value to our shareholders.  Thanks to our exceptional staff, we have truly spectacular property lined up for sale this season and look forward to delivering outstanding results for our clients.”

The rights will be exercisable only if a person or group acquires 10% or, in the case of investors who are eligible to report, and do report, their holdings on Schedule 13G, 20% or more of

Sotheby’s common stock.  If a shareholder’s beneficial ownership of Sotheby’s common stock as of the time of this announcement of the rights plan and associated dividend declaration is at or above the threshold applicable to it (including through entry into certain derivative positions), that shareholder’s existing ownership percentage would be grandfathered, but the rights would become exercisable if at any time after such announcement the shareholder increases its ownership percentage by 0.001% or more.  Each right will entitle shareholders to buy one one-hundredth of a share of a new Series A junior participating preferred stock at an exercise price of $200.

The rights will not prevent a takeover, but should encourage anyone seeking to acquire the Company to negotiate with the Board prior to attempting a takeover.  The rights plan also has an exception for offers made for all shares of the Company that treat all shareholders equally and that result in the bidder owning a majority of the Company’s shares after 100 days.

If a person or group acquires 10% or 20% or more, as applicable, of Sotheby’s outstanding common stock, each right will entitle its holder (other than such person or members of such group) to purchase for $200, a number of Sotheby’s common shares having a market value of twice such price. In addition, if Sotheby’s is acquired in a merger or other business combination transaction after a person has acquired in excess of the applicable percentage thresholds the Company’s outstanding common stock, each Right will entitle its holder to purchase, at the Right’s then-current exercise price, a number of the acquiring company’s common shares having a market value of twice such price.  In addition, at any time after a person or group acquires 10% or 20% or more, as applicable, of Sotheby’s outstanding common stock (unless such person or group acquires 50% or more), Sotheby’s board of directors may exchange one share of Sotheby’s common stock for each outstanding right (other than rights owned by such person or group, which would have become void).  The acquiring persons will not be entitled to exercise the rights.

Prior to the acquisition by a person or group of beneficial ownership of 10% or 20% or more, as applicable, of the Company’s common stock, the rights are redeemable for $0.01 per right at the option of the Board of Directors.

Certain synthetic interests in securities created by derivative positions — whether or not such interests are considered to constitute beneficial ownership of the underlying common stock for reporting purposes under Regulation 13D of the Securities Exchange Act — are treated as beneficial ownership of the number of shares of the company’s common stock equivalent to the economic exposure created by the derivative position, to the extent actual shares of the company’s stock are directly or indirectly held by counterparties to the derivatives contracts.

The dividend distribution will be made on October 14, 2013, payable to shareholders of record on that date, and is not taxable to shareholders. The Rights will expire in one year on October 3, 2014, unless ratified by the shareholders of the Company by such date, in which case the Rights will instead expire on October 3, 2016. In addition, the Rights automatically expire concurrently with (but no earlier than 100 days after the commencement of such qualifying offer) the purchase of 50% (including shares owned by the offeror) of our outstanding common stock on a fully diluted basis pursuant to a tender or exchange offer for all of the outstanding shares of Company common stock at the same price and for the same consideration, provided that the offeror irrevocably commits to purchase all remaining untendered shares at the same price and the same consideration actually paid pursuant to the offer.

The rights plan and a summary of its terms will be filed with the Securities and Exchange Commission.

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About Sotheby's

Sotheby’s has been uniting collectors with world-class works of art since 1744. Sotheby’s became the first international auction house when it expanded from London to New York (1955), the first to conduct sales in Hong Kong (1973) and France (2001), and the first international fine art auction house in China (2012).  Today, Sotheby’s presents auctions in eight different salesrooms, including New York, London, Hong Kong and Paris, and Sotheby’s BIDNow program allows visitors to view all auctions live online and place bids in real-time from anywhere in the world.  Sotheby’s offers collectors the resources of Sotheby’s Financial Services, the world’s only full-service art financing company, as well as private sale opportunities in more than 70 categories, including S|2, the gallery arm of Sotheby’s Contemporary Art department, as well as Sotheby’s Diamonds and Sotheby's Wine.  Sotheby’s has a global network of 90 offices in 40 countries and is the oldest company listed on the New York Stock Exchange (BID).

Forward-Looking Information

This release contains certain “forward-looking statements” (as such term is defined in the Securities and Exchange Act of 1934, as amended) relating to future events and the financial performance of the Company. Such statements are only predictions and involve risks and uncertainties, resulting in the possibility that the actual events or performances will differ materially from such predictions.  As such, readers are cautioned not to place undue reliance on forward-looking statements, which speak only as to management’s plans and expectations as of the date hereof.  In addition to the considerations and factors referred to in this release and prior filings and releases, major factors which the Company believes could cause actual events to differ materially include, but are not limited to, the overall strength of the international economy and financial markets, political conditions in various nations, competition with other auctioneers and art dealers, the success of our risk reduction and margin improvement efforts, the amount of quality property being consigned to art auction houses, the marketability at auction of such property, the success of the Company’s autumn auction sales and the results of our announced capital allocation review and other initiatives.  Please refer to our most recently filed Form 10-Q (and/or 10-K) and other filings for a more comprehensive list of material Risk Factors. The Company disclaims any duty to update or alter any forward-looking statements, except as required by applicable law.